Exhibit 23.1


                          Consent of Ernst & Young LLP

         We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the Farm Bureau 401(k) Savings Plan for the registration of 500,000 shares of FBL Financial Group, Inc. Class A Common Stock without par value, of our reports (a) dated February 5, 2003 with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. included in its Annual Report (Form 10-K) and (b) of our report dated May 2, 2003 with respect to the financial statements of the Farm Bureau 401(k) Savings Plan included in its Annual Report (Form 11-K), both for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Des Moines, Iowa
August 20, 2003